SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  |X|
Filed by a Party other than the Registrant  | |

Check the appropriate box:

|X|     Preliminary Proxy Statement
| | Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
| |     Definitive Proxy Statement
| |     Definitive Additional Materials
| |     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  EMBREX, INC.
                 (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
        (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|     No fee required.
| |     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1) Title of each class of securities to which transaction applies:

        (2) Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        (4) Proposed maximum aggregate value of transaction:

        (5) Total fee paid:

| |     Fee paid previously with preliminary materials.

| | Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)    Amount Previously Paid:
        (2)    Form, Schedule or Registration Statement No.:
        (3)    Filing Party:
        (4)    Date Filed:

                                  EMBREX, INC.
                                1035 Swabia Court
                          Durham, North Carolina 27703
               --------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
               --------------------------------------------------

                           To Be Held on May 20, 1999

To Shareholders:

        You are cordially invited to attend the Annual Meeting of Shareholders of Embrex, Inc. (the "Company") which will be held on Thursday, May 20, 1999, at 9:00 a.m., local time, at the North Carolina Biotechnology Center, 15 Alexander Drive, Research Triangle Park, North Carolina, for the following purposes:

        (1) To elect a Board of Directors of the Company for the ensuing year.

        (2) To ratify the action of the Board of Directors in appointing Ernst & Young LLP as independent accountants for the fiscal year ending December 31, 1999.

        (3) To consider a shareholder proposal as described in the accompanying Proxy Statement.

        (4) To transact such other business as may properly come before the Annual Meeting or any adjournments of the meeting.

        Shareholders of record at the close of business on March 22, 1999, are entitled to notice of and to vote at the Annual Meeting and any adjournment, postponement or continuation of the meeting. Any action may be taken on any of the foregoing matters at the Annual Meeting on the date specified above or on any dates to which, by original or later adjournment, the Annual Meeting may be adjourned, postponed or continued.

        YOUR BOARD OF DIRECTORS URGES YOU TO SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD. IT IS IMPORTANT THAT YOUR SHARES OF STOCK BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON. THE BOARD URGES THAT YOU NOT SIGN OR RETURN ANY PROXY CARD OTHER THAN THE COMPANY'S PROXY CARD.

By Order of the Board of Directors




Don T. Seaquist
Secretary

Durham, North Carolina
April [_], 1999

                               PRELIMINARY COPIES
                               ------------------

                                  EMBREX, INC.
                                1035 Swabia Court
                          Durham, North Carolina 27703
                              --------------------

                                 PROXY STATEMENT
                              --------------------

             Annual Meeting of Shareholders to be held May 20, 1999


                         SOLICITATION AND VOTING RIGHTS


        This Proxy Statement and the accompanying proxy card are being mailed to shareholders on or about April [__], 1999, in connection with the solicitation of proxies by the Board of Directors of Embrex, Inc. (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the North Carolina Biotechnology Center, 15 Alexander Drive, Research Triangle Park, North Carolina, on May 20, 1999, at 9:00 a.m., local time, and at any adjournment, postponement or continuation of the meeting. All expenses incurred in connection with this solicitation, including postage, printing, handling, and the actual expenses incurred by custodians, nominees, and fiduciaries in forwarding proxy material to beneficial owners, will be paid by the Company. In addition to solicitation by mail, certain officers, directors, and employees of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone, personal communication or other means. In addition, Beacon Hill Partners, Inc. and Hill and Knowlton, Inc. have been engaged to solicit proxies. Corporate Election Services has been engaged by the Company to tabulate the proxy voting. The aggregate fees to be paid to Beacon Hill Partners, Inc., Hill and Knowlton, Inc. and Corporate Election Services are not expected to exceed $20,000.

        The purposes of the Annual Meeting are to: (1) elect seven nominees to the Board of Directors; (2) ratify the action of the Board of Directors in appointing Ernst & Young LLP as independent accountants for the fiscal year ending December 31, 1999; (3) consider a shareholder proposal to retain a nationally-recognized investment banking firm for the purposes described below; and (4) act upon such other matters as may properly come before the Annual Meeting or any adjournments of the meeting.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by filing with the Secretary of the Company written notice of revocation, provided such notice is actually received prior to the vote of shareholders, by duly executing and filing a subsequent proxy with the Secretary of the Company before the vote of shareholders, or by attending the Annual Meeting and voting in person. If the accompanying proxy card is properly signed and returned, the proxy and the shares of the Company represented by the proxy will be voted in the manner directed in the proxy card. If no direction is made, the proxy and such shares will be voted FOR Proposal 1 and Proposal 2 set forth in the accompanying proxy card and described in this Proxy Statement and AGAINST Proposal 3 set forth in the accompanying proxy card and described in this Proxy Statement. If any other matter properly comes before the Annual Meeting or any adjournments of the meeting, the accompanying proxy card will confer discretionary authority to vote and the proxyholders named in the proxy card will vote on any such matters in their discretion. The Company has not received notice of any matter that will come before the Annual Meeting other than the matters described above, except as described below under the heading "Additional Matter."

        The Board of Directors has fixed the close of business on March 22, 1999 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments of the meeting. As of the close of business on February 26, 1999, there were 8,302,372 shares of Common Stock of the Company outstanding and entitled to vote. On all matters to come before the Annual Meeting, each holder of Common Stock will be entitled to one vote for each share held. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote at the meeting will constitute a quorum.


           SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth certain information, as of February 26, 1999, regarding shares of Common Stock of the Company owned of record or known to the Company to be owned beneficially by each director and nominee for director, each executive officer named in the Summary Compensation Table in this Proxy Statement, and all directors and executive officers as a group. Except as indicated in the footnotes to this table, each of the persons named in the table has sole voting and investment power with respect to the shares beneficially owned by such person. The address of the directors, nominees and executive officers is the Company's address.

                                                SHARES
               NAME                      BENEFICIALLY OWNED(1)     PERCENT OF CLASS
               ----                      ---------------------     ----------------
Randall L. Marcuson                           218,471(2)                 2.6%
Charles E. Austin                             114,645(3)                 1.4%
C. Daniel Blackshear                           13,000(4)                   *
Lester M. Crawford, DVM, Ph.D.                 27,500(5)                   *
Peter J. Holzer                                34,500(6)                   *
Kenneth N. May, Ph.D.                          38,000(7)                   *
Arthur M. Pappas                               58,550(8)                   *
Don T. Seaquist                                35,938(9)                   *
Catherine A. Ricks, Ph.D.                      78,680(10)                  *
Brian V. Cosgriff                              33,261(11)                  *
David M. Baines, Ph.D.                         46,758(12)                  *
Rick L. Ryan, Ph.D.                            29,102(13)                  *
All Directors and Executive                   765,463(14)                9.2%
Officers as a Group (13 Persons)

---------------------------

*Less than one percent

(1) The shares of Common Stock and voting rights owned by each person or by all directors and executive officers as a group, and the shares included in the total number of shares of Common Stock outstanding used to determine the percentage of shares of Common Stock owned by each person and such group, have been adjusted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, to reflect the ownership of shares issuable upon exercise of outstanding options, warrants or other common stock equivalents which are exercisable within 60 days. As provided in such Rule, such shares issuable to any holder are deemed outstanding for the purpose of calculating such holder's beneficial ownership but not any other holder's beneficial ownership.

(2) Includes 200,895 shares of Common Stock subject to exercisable options and 3,177 shares of Common Stock owned jointly by Mr. Marcuson and his children.

(3)     Includes 30,000 shares of Common Stock subject to exercisable options.

(4)     Includes 7,500 shares of Common Stock subject to exercisable options.

(5)     Includes 26,500 shares of Common Stock subject to exercisable options.

(6)     Includes 7,500 shares of Common Stock subject to exercisable options.

(7) Includes 25,000 shares of Common Stock subject to exercisable options and 4,000 shares held jointly with Dr. May's spouse.

(8)     Includes 22,250 shares of Common Stock subject to exercisable options.

(9)     Includes 20,250 shares of Common Stock subject to exercisable options.

(10) Includes 73,050 shares of Common Stock subject to exercisable options and 100 shares of Common Stock owned by Dr. Ricks' spouse. Dr. Ricks disclaims beneficial ownership of the shares held by her spouse.

(11) Includes 27,000 shares of Common Stock subject to exercisable options owned by Mr. Cosgriff and 217 shares of Common Stock owned jointly by Mr. Cosgriff and his children.

(12)    Includes 42,600 shares of Common Stock subject to exercisable options.

(13) Includes 15,750 shares of Common Stock subject to exercisable options. Dr. Ryan resigned on December 1, 1998, and has been replaced by Brian Hrudka (see "Management").

(14)    Includes 529,120 shares of Common Stock subject to exercisable options.


        In addition, the following table sets forth certain information as to each person known to the Company to be the beneficial owner of more than five percent of the Company's Common Stock as of February 26, 1999.

         NAME AND ADDRESS OF                   SHARES
          BENEFICIAL OWNER               BENEFICIALLY OWNED    PERCENT OF CLASS
          ----------------               ------------------    ----------------

Mohamed Abdulmohsin Al Kharafi               629,500(1)              7.6%
   & Sons W.L.L.
P.O. Box 886 Safat
13009 Safat Kuwait

Palo Alto Investors, Inc. and              1,107,400(2)             13.4%
   William Leland Edwards
470 University Avenue
Palo Alto, CA 94301

------------------------------

(1) Based on information obtained from a Schedule 13D filed by Mohamed Abdulmohsin Al Kharafi & Sons W.L.L. ("Kharafi") with the Securities and Exchange Commission dated May 15, 1996. Kharafi indicated in the
        Schedule 13D that it holds the Company's Common Stock as an equity investment.

(2) Based on information obtained from a Schedule 13D amendment filed by Palo Alto Investors, Inc. ("PAI") and William Leland Edwards with the Securities and Exchange Commission on March 23, 1999. PAI and Mr. Edwards share voting and dispositive power over 1,075,000 shares and Mr. Edwards has sole voting and dispositive power over 32,400 shares. Mr. Edwards is the controlling shareholder of PAI, a California corporation that is a registered investment adviser under section 203 of the Investment Advisers Act of 1940. The Schedule 13D amendment indicated that such shares were acquired as an equity investment.

                                   MANAGEMENT

        The executive officers of the Company are as follows:

            NAME                   AGE                 POSITION WITH COMPANY
            ----                   ---                 ---------------------
Randall L. Marcuson                 50       President, Chief Executive Officer and
                                             Director
Don T. Seaquist                     50       Vice President, Finance and Administration
Catherine A. Ricks, Ph.D.           52       Vice President, Research and Development
Brian C. Hrudka                     41       Vice President, Global Commercial
                                             Development
Brian V. Cosgriff                   46       Vice President, Sales and Marketing
V. Hayes Fenstermacher              63       Vice President, Manufacturing Services
David M. Baines, Ph.D.              51       Vice President (also, Managing Director,
                                             Embrex Europe Limited)


        RANDALL L. MARCUSON joined the Company in 1990 as President and Chief Executive Officer and a director. Prior to coming to the Company, Mr. Marcuson was Vice President, Animal Health Products for the International Agricultural Division of American Cyanamid. Mr. Marcuson joined American Cyanamid in 1984 after 10 years of domestic and international marketing experience with Monsanto Agricultural Products Company. Mr. Marcuson holds a B.A. degree in international relations from the University of Kansas.

        DON T. SEAQUIST joined the Company in 1996 as Vice President, Finance and Administration. Prior to joining the Company, Mr. Seaquist was Vice President and Treasurer of Greyhound Lines, Inc. from February 1990 to January 1995. Previously, Mr. Seaquist was Managing Director of Trinity Litchfield Group, an investment firm, Vice President and Treasurer of Horsehead Industries, an international manufacturing company, and Manager of International Corporate Finance for United Technologies Corporation. Mr. Seaquist holds a B.S.B.A. in Management from Georgetown University and an MBA in Finance and Marketing from Columbia University.

        CATHERINE A. RICKS, PH.D. joined the Company in 1989 as Vice President, Research and Development. Prior to joining the Company, Dr. Ricks was Manager of Animal Industry Discovery and Biotechnology for American Cyanamid. During her 10 years with American Cyanamid she managed a variety of research programs directed at increasing livestock productivity. She holds a B.S. in botany and an M.S. in plant physiology from London University, London, England, and a Ph.D. in dairy science from Michigan State University, and is an Adjunct Professor in poultry science at North Carolina State University.

        BRIAN C. HRUDKA joined the Company on March 15, 1999, as Vice President, Global Commercial Development. Prior to joining the Company, Mr. Hrudka was with Novartis for approximately eight years, where he served in various capacities, including Vice President, Operations and Chief Financial Officer & Director of Business Development for the U.S. Animal Health Division, and as Brand Manager for the Plant Genetics Division for Ciba-Geigy, Inc., the predecessor company to Novartis prior to the merger of Ciba-Geigy and Sandoz Pharmaceutical Company. He has also worked for King Agro Inc. in a variety of sales and managerial positions. Mr. Hrudka holds both a B.S. degree in Biochemistry and an MBA from the University of Western Ontario.

        BRIAN V. COSGRIFF joined the Company in 1995 as Vice President, Sales and Marketing. Prior to joining the Company, Mr. Cosgriff was with SmithKline Beecham for approximately nine years, where he served in various capacities, including Director of Strategic Product Development for that firm's Animal Health business, Director of Business Development and Planning in the United States, and as Sales Director in Australia. Mr. Cosgriff has also worked for Monsanto Australia, Ltd. and Merck Sharp & Dohme, New Zealand. Mr. Cosgriff holds a B.S. degree in biology and economics from the University of Canterbury, Christchurch, New Zealand and an advanced degree in marketing from the University of New South Wales in Sydney, Australia.

        V. HAYES FENSTERMACHER was appointed Vice President, Manufacturing Services in 1996. He joined the Company in 1991 as Director of Engineering. Prior to coming to the Company, Mr. Fenstermacher was Director of Manufacturing Services for The Cooper Tools Division of Cooper Industries. He holds a B.S. degree in Mechanical Engineering from the University of Delaware. Prior to joining Cooper, Mr. Fenstermacher held various positions with Bethlehem Steel, Federal-Mogul Corp. and Campbell Chain Company.

        DAVID M. BAINES, PH.D. was appointed Vice President of Embrex, Inc. in 1995. Dr. Baines joined the Company as Managing Director of Embrex Europe Limited in 1993, and continues to serve the Company in this capacity. Prior to this, Dr. Baines served as a consultant to the Company. Before his affiliation with Embrex, Dr. Baines had a 23-year career with Rhone Merieux, a subsidiary of Rhone-Poulenc. Dr. Baines served as Chief Executive of Rhone Merieux's United Kingdom animal health subsidiary, and before that as General Manager of its operations in New Zealand. Dr. Baines began his career as a development and senior research scientist for Rhone Merieux, and holds a B.Sc. degree in Zoology from Reading University and a Ph.D. degree in Entomology from London University.

                        PROPOSAL 1: ELECTION OF DIRECTORS

        Pursuant to the authority granted by the Company's Bylaws, the Board of Directors of the Company has established the number constituting the Board of Directors for the ensuing year to be seven. The proxies cannot be voted for a greater number of persons than the number of nominees named, and any seat not filled at the Annual Meeting may be filled as a vacancy by the Board of Directors. Each of the nominees currently serves as a director of the Company. The nominees for election as directors are named and certain other information is provided below:


                                                                           FIRST YEAR ELECTED
               NAME                    POSITION WITH COMPANY      AGE           DIRECTOR
               ----                    ---------------------      ---           --------

Randall L. Marcuson                  President, Chief Executive    50            1990
                                       Officer, and Director
Charles E. Austin (1)                Chairman of the Board of      71            1986
                                       Directors
C. Daniel  Blackshear(2)             Director                      55            1998
Lester M. Crawford, DVM, Ph.D.(2)    Director                      61            1993
Peter J. Holzer (2)                  Director                      53            1998
Kenneth N. May, Ph.D.(1)             Director                      68            1989
Arthur M. Pappas (1)                 Director                      51            1995

------------------------------

(1)     Member of the Compensation Committee of the Board.
(2)     Member of the Audit Committee of the Board.


        RANDALL L. MARCUSON'S biographical information is included under MANAGEMENT in this Proxy Statement.

        CHARLES E. AUSTIN has served as a director of the Company since 1986, currently as chairman. Prior to his retirement in January 1988, Mr. Austin was Vice President of American Cyanamid Company, where he was employed for 25 years, the last 10 years as a corporate officer. While at American Cyanamid, Mr. Austin was instrumental in developing the company's biotechnology position. He negotiated numerous research and development agreements and equity investments in biotechnology companies. He then represented American Cyanamid's interest as a board member of some of those companies. He also served in a variety of senior management positions that included responsibility for American Cyanamid's worldwide agricultural business. Today, Mr. Austin serves as a board member to the private biotechnology companies, Mycotech and Sanguinex. He is on the advisory board of A.M. Pappas & Associates, LLC, an international consulting and investment firm focused on life science companies, technologies and products. He is also an advisor to Founders Court, a leveraged buy-out firm. He received his B.S. and M.S. degrees in agronomy at the University of Illinois.

        C. DANIEL BLACKSHEAR became a director of the Company on March 19, 1998. Mr. Blackshear has been President and CEO of Carolina Turkeys since 1994. Carolina Turkeys is the fifth largest turkey producer in the U.S., with annual revenues of over $375 million. From 1982 to 1994, Mr. Blackshear was Senior Vice President and a division General Manager of Cuddy Farms, Inc. responsible for operation of this vertically integrated operation. From 1971 to 1982, he served in a number of managerial positions at Pillsbury Farms, Country Pride Foods and ConAgra Poultry. Early in his career, he worked as Quality Assurance Director and Food Scientists Section Manager at Gold Kist, Inc. Mr. Blackshear holds both a B.S. degree in Agriculture as a poultry major and a M.S. degree in Food Science and Management from the University of Georgia. He is a past President of both the North Carolina Turkey Federation and the North Carolina Poultry Federation. He is former Director of the American Meat Institute and currently is a director of the National Turkey Federation.

        LESTER M. CRAWFORD, DVM, PH.D. has served as a director of the Company since 1993. Dr. Crawford has been Director of the Center for Food and Nutrition Policy at Georgetown University since July 1997 and was Executive Director for the Association of American Veterinary Medical Colleges from August 1993 until June 1997. From 1991 until 1993, he was Executive Vice President for Scientific Affairs of the National Food Processors Association. From 1987 to 1991 he was Administrator of the Food Safety and Inspection Service, U.S.

Department of Agriculture (USDA). Prior to joining the USDA, Dr. Crawford served as Director of the Center for Veterinary Medicine, Food and Drug Administration and in various positions at the University of Georgia, including Head, Department of Physiology-Pharmacology. Early in his career he worked in research and development for American Cyanamid and in private veterinary practice. Presently, he serves on the Expert Advisory Panel on Food Safety of the World Health Organization and the Committee on Scientific Freedom and Responsibility of the American Association for the Advancement of Science. Dr. Crawford holds a Doctorate of Veterinary Medicine degree from Auburn University, a Ph.D. in Pharmacology from the University of Georgia and received an honorary doctorate from Budapest University in 1987. He was elected a member of the French Academy of Veterinary Medicine in 1984.

        PETER J. HOLZER became a director of the Company in May 1998. Since 1996, Mr. Holzer has been an Advisory Director of AMT Capital Advisors, LLC, a New York-based strategic consulting and financial advisory firm focused on the financial services industry. At AMT Capital, Mr. Holzer participates in strategic consulting and financial advisory engagements. From 1967 to 1996, he served in a number of managerial capacities at The Chase Manhattan Corporation, most recently as Executive Vice President and Director, Strategic Planning and Development from 1990 to 1996. In this role, he was a member of the senior management team responsible for determining strategic direction as well as managing internal corporate development. From 1987 to 1990, he was Senior Vice President and Sector Executive, International Individual Banking, responsible for all of Chase's international private banking and consumer banking businesses. Prior positions at Chase included Vice President and General Manager in Switzerland, Vice President and General Manager in Asia, as well as responsibilities for credit training and management of the bank's European petroleum division. Currently, Mr. Holzer also serves on the board of the privately owned Columbia Analytical Services, an environmental testing laboratory company, and as a trustee of Big Brothers/Big Sisters, New York, NY.

        KENNETH N. MAY, PH.D. has served as a director of the Company since 1989. Dr. May retired in August 1989 as Chairman, Chief Executive Officer and a director of Holly Farms Foods, Inc., completing 19 years with that company. Dr. May began his career with Holly Farms as Director of Research and Quality Assurance and subsequently became Vice President of that function. Prior to joining Holly Farms, Dr. May held positions as Professor of Poultry Science at Mississippi State University and the University of Georgia. He holds B.S. and M.S. degrees in poultry science from Louisiana State University and a Ph.D. in food technology from Purdue University. He also holds an honorary doctorate of agriculture from Purdue University. Dr. May also is a director of Alcide Corporation. Dr. May has been active in the Poultry and Egg Institute, the Poultry Science Association, and the National Chicken Council and has served on various committees for the USDA.

        ARTHUR M. PAPPAS has served as a director of the Company since 1995. Mr. Pappas is Chairman and Chief Executive Officer of A.M. Pappas & Associates, LLC, an international consulting and investment company that works with life science companies, technologies and products. Mr. Pappas previously served as a director on the Board of Glaxo Holdings plc with executive and Board responsibilities for operations in Asia Pacific, Latin America and Canada. Mr. Pappas also serves as a director of Quintiles Transnational Corp., Gene Medicine, Inc. and KeraVision, Inc and as a board member or advisor to other private biotechnology companies. Mr. Pappas' more than 25 years of experience in the health care industry also includes positions with Merrell Dow Pharmaceuticals and Abbott Laboratories International, Inc. Mr. Pappas received a B.S. degree in Biology from Ohio State University and an M.B.A. in Finance from Xavier University.

        The Board of Directors has no reason to believe that the persons named above as nominees for directors will be unable or will decline to serve if elected. However, in the event of death or disqualification of any nominee or refusal or inability of any nominee to serve, it is the intention of the proxyholders named in the accompanying proxy card to vote for the election of such other person or persons as the proxyholders determine in their discretion. In no circumstance will the proxy be voted for more than seven nominees. Properly signed and returned proxies, unless revoked, will be voted as directed by the shareholder or, in the absence of such direction, will be voted in favor of the election of the recommended nominees.

        Under North Carolina law and the Company's Bylaws, directors are elected by a plurality of the votes cast by the holders of the Common Stock of the Company at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast, even if less than a majority, are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker nonvote or otherwise) will not be included in determining which nominees receive the highest number of votes. All directors hold office until the next Annual Meeting of the Company's shareholders and until the election and qualification of their successors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES.

DIRECTOR ATTENDANCE AND BOARD COMMITTEES

        During the last fiscal year, the Board of Directors met eight times. Each person that served as a director during the 1998 fiscal year attended 75% or more of the aggregate of the Board meetings and committee meetings (held during the period for which the director was in office) of the Board of which the director was a member.

        The Board of Directors has two standing committees, an Audit Committee and a Compensation Committee. The members of these committees are identified in the table above.

        The Audit Committee is responsible for reviewing the scope, results and effectiveness of the Company's internal accounting controls and the audits by the Company's independent public accountants. Also, the Audit Committee recommends to the Board the engagement of independent auditors. During 1998, the Audit Committee held three meetings.

        The Compensation Committee recommends to the Board of Directors compensation arrangements for certain employees and directors and is responsible for the administration of certain of the Company's compensation plans. Specifically, the Compensation Committee administers the Company's incentive and nonstatutory stock option plans and employee stock purchase plan. During 1998, the Compensation Committee held three meetings.

        The Company does not have a nominating committee of the Board of Directors. The Board performs the functions that might be performed by such a committee.

COMPENSATION OF DIRECTORS

        During 1998, non-officer directors received a $10,000 annual retainer, payable $2,500 each calendar quarter, and $1,000 per Board of Directors or committee meeting attended, plus expenses. During 1998, the non-officer Chairman of the Board received an $18,000 annual retainer, payable $4,500 each calendar quarter, and $1,000 per Board of Directors or committee meeting attended, plus expenses. No compensation is paid for committee meetings held on the same day as or on days contiguous to the date of a Board of Directors meeting. Non-officer directors also are eligible to receive nonstatutory stock option grants pursuant to the Company's Incentive Stock Option and Nonstatutory Stock Option Plan (June
1993). During 1998, each non-officer director of the Company also received options to purchase 5,000 shares of Common Stock at an exercise price of $5.375.

                             EXECUTIVE COMPENSATION

        The following tables set forth a summary of compensation earned by or paid to the Company's Chief Executive Officer and the next four most highly compensated executive officers of the Company who served in such capacities on December 31, 1998, for services rendered during the fiscal years indicated.

                           SUMMARY COMPENSATION TABLE
                           --------------------------
                                                               LONG TERM COMPENSATION
      NAME AND                        ANNUAL                   SECURITIES UNDERLYING
 PRINCIPAL POSITION              COMPENSATION(1)(2)                   OPTIONS(#)
-------------------        -----------------------------       -----------------------
                            YEAR     SALARY      BONUS(3)
                            ----    --------     --------
Randall L. Marcuson         1998    $240,000     $50,000                24,000
President and Chief         1997    $210,000       -0-                  35,000
Executive Officer           1996    $185,000       -0-                  51,000

Don T. Seaquist(4)          1998    $155,000     $27,400                12,000
Vice President, Finance     1997    $137,000       -0-                   3,000
and Administration          1996    $135,000       -0-                  31,500

Brian V. Cosgriff           1998    $145,000     $32,876                13,000
Vice President, Sales and   1997    $131,500       -0-                  10,000
Marketing                   1996    $125,000       -0-                    -0-

David M. Baines, Ph.D.      1998    $144,450       -0-                  12,000
Vice President (also        1997    $114,918       -0-                  12,000
Managing Director,          1996    $104,051       -0-                  12,500
Embrex Europe Limited)

Catherine A. Ricks,         1998    $143,000     $26,600                12,000
Ph.D.                       1997    $133,000       -0-                  12,500
Vice President, Research    1996    $125,500       -0-                   7,000
and Development

Rick L. Ryan, Ph.D.(5)      1998    $145,000     $26,400                12,000
Vice President, Global      1997    $132,000       -0-                   3,000
Commercial                  1996    $130,000       -0-                  30,000
Development

-------------
(1) No executive officer of the Company received any personal benefits other than those benefits available to all employees through participation in employee benefit plans.

(2) Includes compensation that has been deferred under the Company's 401(k) Retirement Savings Plan.

(3) These incentive compensation payments consist of cash and stock; see "Report of the Compensation Committee of the Board of Directors."

(4) Mr. Seaquist joined the Company in 1996, and the salary indicated is the annual compensation rate. The actual amount of salary paid to Mr. Seaquist in 1996 was $42,321.

(5) Dr. Ryan joined the Company in 1996, and the salary indicated for 1996 is the annual compensation rate. The actual amount of salary paid to Dr. Ryan in 1996 was $47,333. Dr. Ryan resigned on December 1, 1998 and has been replaced by Mr. Hrudka. See "Management."

                        OPTION GRANTS IN LAST FISCAL YEAR

        The following table sets forth stock options granted by the Company to the named executive officers in the past fiscal year. No stock appreciation rights were granted. The table also sets forth the hypothetical potential realizable values that would exist for the options at the end of their ten-year terms, at assumed rates of stock price appreciation of 5% and 10%. The actual value of the options will depend on the market value of the Company's Common Stock. No gain to the option holders is possible without an increase in the stock price, which will benefit all shareholders proportionately. These potential realizable values, based on 5% and 10% appreciation rates prescribed by the Securities and Exchange Commission, are not intended to forecast possible future appreciation, if any, of the Company's stock price.


                                                                          POTENTIAL REALIZABLE
                                                                                 VALUE
                                                                           AT ASSUMED ANNUAL
                                                                             RATES OF STOCK
                                                                        PRICE APPRECIATION FOR
                                     INDIVIDUAL GRANTS                       OPTION TERM
                           --------------------------------------            -----------

                                        PERCENT OF
                                          TOTAL
                                         OPTIONS
                           NUMBER OF     GRANTED
                          SECURITIES        TO
                          UNDERLYING    EMPLOYEES IN     EXERCISE
                            OPTIONS       FISCAL        PRICE PER    EXPIRATION
NAME                        GRANTED        YEAR           SHARE         DATE        5%($)      10% ($)
----                        -------        -----         -------      --------      -----      -------

Randall L. Marcuson         24,000(1)       7.81%       $5.375         1/20/08     $81,127     $205,594

Don T. Seaquist             12,000(1)       3.90%       $5.375         1/20/08     $40,564     $102,797

Brian V. Cosgriff           13,000(1)       4.10%       $5.375         1/20/08     $43,944     $111,363

David M. Baines, Ph.D.      12,000(1)       3.90%       $5.375         1/20/08     $40,564     $102,797

Catherine A. Ricks, Ph.D.   12,000(1)       3.90%       $5.375         1/20/08     $40,564     $102,797

Rick L. Ryan, Ph.D.         12,000(1)       3.90%       $5.375         1/20/08     $40,564     $102,797

        Total potential stock price appreciation from January 20, 1998 to
        January 20, 2008 for all shareholders at assumed rates of stock
        price appreciation (2)                                                 $27,856,292  $70,593,313

------------------

(1) The options granted are incentive stock options and non-qualified stock options and become exercisable 25% per year commencing one year from the date of grant and are fully exercisable four years from the date of grant. Payment of the exercise price must be in cash, or at the discretion of the Compensation Committee, in capital stock of the Company, by a note bearing interest and payable in installments, or by any other lawful means. Generally, the options granted must be exercised within 10 years from the date of grant, but must be exercised within three months after termination of the option holder's employment (for reasons other than disability or death) and within one year after the option holder's disability or death. These stock options include a provision that would accelerate the vesting of the options upon a "change in control" of the Company.

(2) Based on price of $5.375 on January 20, 1998, and a total of 8,240,754 shares of Common Stock outstanding.

            AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES(1)
            ------------------------------------------------------------------------------------

                                       NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                      UNDERLYING UNEXERCISED        "IN-THE-MONEY" OPTIONS AT
                                    OPTIONS AT FISCAL YEAR-END           FISCAL YEAR-END
              NAME                  EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE (2)
              ----                  -------------------------     -----------------------------
Randall L. Marcuson                      200,895/68,000                      $201,225/$0
Don T. Seaquist                          20,250 /36,250                            $0/$0
Brian V. Cosgriff                        27,000 /33,000                            $0/$0
David M. Baines, Ph.D.                   42,600 /31,000                            $0/$0
Catherine A. Ricks, Ph.D.                73,050 /26,750                       $83,250/$0
Rick L. Ryan, Ph.D.                      15,750 /35,500                            $0/$0

----------------

(1)     No options were exercised by executive officers in the last fiscal year.

(2) Options are "In-the-Money" if the fair market value of the underlying securities exceeds the exercise price of the options. The value of the options is calculated by subtracting the exercise price from $5.00, the closing market price of the underlying Common Stock as of December 31, 1998.

EMPLOYMENT AGREEMENTS

        All employees of the Company, including the executive officers named in the above tables, have entered into employment agreements with the Company. Each employment agreement provides for merit-based salary increases at the Board of Directors' sole discretion and includes confidentiality and non-competition provisions, as well as an ownership provision in the Company's favor for techniques, discoveries and inventions arising during the term of employment. Each employment agreement provides that the named executive officer serves at the pleasure of the Company and does not state a term of employment. Each agreement also provides that if the Company terminates the officer's employment without cause, the officer will be entitled to receive an amount ranging from one to one and one-half times the officer's annual compensation.

        Each of the executive officers of the Company has entered into a Change in Control Severance Agreement with the Company. Each of these agreements provides that after a change in control of the Company, the officer will be entitled to receive certain payments and benefits, including a payment equal to
2.9 times the officer's annual compensation, if within two years the Company terminates the officer's employment for reasons other than cause, disability or death, or if the employee terminates his employment for good reason, for example a change in the employee's position, responsibilities, or salary. Also under such circumstances, all stock options held by such officers immediately vest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on a review of the report forms that were filed and written representations from executive officers and directors, the Company believes that during 1998 all Section 16 filing requirements applicable to its executive officers and directors were complied with.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS


GENERAL

        The Compensation Committee (the "Committee") reviews and makes recommendations to the full Board of Directors regarding the overall compensation structure and program of the Company including employee benefit and stock option plans. The Committee serves also as the Stock Option Committee and approves (or recommends to the full Board of Directors at its discretion) the grant of stock options from the Company's various stock option plans. The Committee is composed entirely of non-officer and non-employee directors.

EXECUTIVE COMPENSATION

        The Company's policy is to pay its executives and other employees at rates competitive with the national or local markets in which it must recruit to enable the Company to maintain a highly competent and productive staff. The Company competes for management personnel with many larger and more profitable companies.

        Compensation of executives consists of the same components as the compensation of other Company employees: monthly salary, company paid fringe benefits (consisting principally of group health and other insurance), incentive compensation, and stock options. Executives are paid salaries within a range established for their position. Salary ranges for executive positions are established using the same process as for other positions and job levels within the Company, i.e., by systematically evaluating the position and assigning a salary range based on comparisons with pay scales for similar positions in reasonably comparable companies using regional and national salary surveys. Companies included in these salary surveys will vary and are not necessarily the same as the companies used for purposes of the performance graph included in this Proxy Statement. Presently, incentive compensation payments and stock option awards are the principal means for rewarding executives for good performance.

        Adjustments to executive salaries are generally made annually along with adjustments to other employee salaries. Adjustments to executive salaries other than the Chief Executive Officer ("CEO") are recommended to the Committee by the CEO based on an executive's performance during the preceding year, the executive's salary relative to the salary range for the position, and the competitive situation. That performance is measured based on the executive's success in achieving goals established at the beginning of the year. Where achievement of these goals cannot readily be measured objectively, the Committee will exercise its subjective judgment in determining the degree to which goals are achieved. Corporate performance also is considered by the Committee, although it is not determinative of executive compensation because corporate performance is best measured over longer periods of time.

        Incentive compensation payments (bonus payments) to executives are generally made annually along with incentive compensation payments to other employees. Incentive compensation payments other than the CEO are recommended to the Committee by the CEO based on an executive's performance during the preceding year. The performance is measured based on the executive's success in achieving goals established in the beginning of the year and on corporate performance. Incentive compensation payments are made to executives in the following manner: 50% of the payment is awarded in the form of shares of the Company's Common Stock and 50% is awarded in the form of cash. This method of payment is intended to increase executive ownership of the Company's Common Stock while providing sufficient cash to withhold taxes on the entire cash/stock compensation.

CEO COMPENSATION

        The CEO's compensation is recommended by the Committee to the full Board of Directors based on the Committee's knowledge of the level appropriate to enable the Company to remain competitive and retain top management.

        In addition, the compensation of Mr. Randall L. Marcuson, President and Chief Executive Officer, has been and is based on the Committee's subjective assessment of his progress toward achieving Company objectives of profitability, developing the INOVOJECT(R) egg injection system and other products, commercial introduction of those products to the global poultry industry, establishing a commercial presence in international markets, overall organizational development, and enhancing long term shareholder value. In reaching this year's recommendation, particular weight was given to the fact that the Company had increased its number of INOVOJECT(R) placements, commenced global expansion into Asia and Latin America, and increased revenues and net income.

        The incentive compensation payment to Mr. Marcuson is made in the following manner: 67% of the payment is awarded in the form of shares of the Company's Common Stock and 33% is awarded in the form of cash. Like other executives, this method of payment is intended to increase Mr. Marcuson's ownership of the Company's Common Stock while providing sufficient cash to withhold taxes on the entire cash/stock compensation.

STOCK OPTION GRANTS

        Stock options are intended to enhance the long term proprietary interest in the Company on the part of employees and others who can contribute to the Company's overall success and to increase the value of the Company to its shareholders.

        Generally all employees of the Company are eligible to receive annual stock option grants. Guidelines are established for ranges of option grants based on the salary ranges of various position levels within the Company. Guideline ranges for stock option grants increase relative to cash compensation as position levels increase, since the Committee believes that employees at higher levels in the organization have a greater opportunity to influence and contribute to shareholder value. The Committee may decide to award stock options greater than the guideline amounts or more frequently than annually, if it believes the recipient has made an exceptional contribution to the Company's progress.

        Stock options are also awarded upon hiring employees to fill certain senior positions in the Company. The size of those awards are determined based on the guidelines for annual awards for the position to be occupied by the new employee and the competitive situation.

        The process for determining amounts of stock option awards is based on the same criteria as those used for determining adjustments to cash compensation, although success in achieving performance goals is weighed more heavily in determining stock option awards.

        This report is submitted by the following members of the Compensation Committee of the Board of Directors:

                                Charles E. Austin
                              Kenneth N. May, Ph.D.
                                Arthur M. Pappas

                      COMPARISON OF CUMULATIVE TOTAL RETURN

        The following graph compares the cumulative total shareholder return on the Company's Common Stock over the five-year period ended December 31, 1998, with the cumulative total return for the same period on the Nasdaq Composite
(US) Index and a peer group selected by the Company on a line-of-business basis (the "Peer Group"), in accordance with Regulation S-K under the Securities Act of 1933. The Peer Group of the following 11 companies is based on companies identified as bio/veterinary by BioCentury Publications Inc. in its "BioCentury, The Bernstein Report on BioBusiness": Cantab Pharmaceuticals plc, CytRx Corp., DNAP Holding Corp., Draxis Health, Inc., Ecogen Inc., Ecoscience Corp., Energy Biosystems Inc., Envirogen Inc., Epitope Inc., Idexx Labs Inc., and ImmuCell Corp. Three companies were removed from the Peer Group in 1998. The first, DeKalb Genetics Corp., was acquired by Monsanto. The second, Mycogen Corp., was acquired by Dow Chemical Company. The third, Oxis International Inc., was reclassified to the autoimmune/inflammation group by BioCentury. The graph assumes that at the beginning of the period indicated $100 was invested in the Company's Common Stock and the stock of the companies comprising the Nasdaq Composite (US) Index and the Peer Group, and that all dividends, if any, were reinvested.


[Graph appears here.]


---------------------------------------------------------------------------------------------
Comparison of Cumulative Total Return
                                   12/31/93  12/31/94  12/31/95  12/31/96  12/31/97  12/31/98
----------------------------------------------------------------------------------------------
Embrex, Inc.                       $ 100.00  $ 102.08  $  97.92  $ 108.33  $ 88.53   $ 83.33
----------------------------------------------------------------------------------------------
Peer Group                         $ 100.00  $ 79.24   $ 140.35  $ 112.41  $ 64.21   $ 80.47
----------------------------------------------------------------------------------------------
Nasdaq Composite (US)              $ 100.00  $ 97.74   $ 138.24  $ 170.03  $ 208.65  $ 292.51
----------------------------------------------------------------------------------------------

       PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

        Ernst & Young LLP has served as the independent accounting firm of the Company since its inception. Pursuant to the recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP as independent accountants for the fiscal year ending December 31, 1999. Although the selection and appointment of independent accountants are not required to be submitted to a vote of the shareholders, the Board of Directors desires to obtain shareholder ratification of this appointment. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and to be available to respond to appropriate questions, and will be afforded an opportunity to make a statement.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP FOR FISCAL YEAR 1999.



                        PROPOSAL 3: SHAREHOLDER PROPOSAL

        A shareholder whose name is set forth in the Supporting Statement below, and whose address and number of shares will be furnished by the Company promptly upon receipt of any request therefor, has submitted the following proposal. The text of the proposal and the supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. The proponents must appear personally or by proxy at the Annual Meeting to present the proposal.

SHAREHOLDER PROPOSAL

"The Board of Directors of the Company is requested promptly to retain a nationally recognized investment banking firm to recommend and evaluate the Company's options to increase shareholder value, including but not limited to, an issuer tender offer."

SHAREHOLDER SUPPORTING STATEMENT

"We believe that Embrex shareholders deserve a fair return on their investment.

The proposed resolution is intended to be a referendum on shareholder value. This is a chance for shareholders to tell management that they are not satisfied with Embrex's current value, and want something done about it.

Palo Alto Investors is the general partner of Micro Cap Partners, L.P., the proposer of this resolution. Palo Alto Investors is a registered investment adviser specifically structured to make long-term investments in the equity of "micro-cap" stocks based on original, fundamental analysis. Embrex, with its $40 million market capitalization, clearly falls within this category.

We consider ourselves to be constructive investors. We try to be supportive of the companies in which we invest. Palo Alto Investors controls over 12% of Embrex's shares and is Embrex's largest shareholder.

Despite Embrex's commercial success, and despite the fact that cash is piling up in Embrex's bank account, Embrex's stock price is below the price of its Initial Public Offering (in November of 1991). This drop in share value over the last seven years has occurred during the biggest bull market of our generation.

We feel that of all the constituencies the Board serves, Embrex's shareholders have been the most poorly served over time. Poultry producers save tens of millions annually using Embrex products. Embrex's employees enjoy job security and a nice work environment. It is time for management and the Board to acknowledge their responsibility to the owners of Embrex. Voting yes on this resolution is the way for you, an Embrex owner, to ask them to do so.

We urge you to vote "yes" for this resolution."

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "AGAINST" THE SHAREHOLDER PROPOSAL FOR THE FOLLOWING REASONS:

        The Board of Directors and management of Embrex are firmly committed to maximizing shareholder value and are always willing to consider suggestions to accomplish this goal. The Board consists of individuals familiar with the Company's business and the industry in which the Company operates, and six out of seven Board members are outside directors who are not employees of the Company. This independent governing body, on a regular basis, evaluates and pursues appropriate courses of action that will, in the Board's judgment, increase shareholder value. As part of this process, the Board of Directors considers the costs and benefits of hiring outside advisors, including investment banks. At this time, the Board believes it is aware of alternative strategies to maximize shareholder value and does not believe that hiring an investment bank for the purpose outlined in the shareholder proposal is an appropriate use of corporate funds and resources. Thus, the Board opposes the shareholder proposal made by Palo Alto Investors ("PAI"), on behalf of Micro Cap Partners, L.P.

        The Board has and is continuing to take steps to address the market price and liquidity of the Company's stock. The Board believes that Embrex's stock is undervalued, along with many other "micro cap" stocks that have been underperformers when compared with other market sectors. This was acknowledged by PAI in its 1998 Annual Report which stated: "Though we enjoyed a number of successes, the market for small stocks in general was dismal in 1998 as the decline in the Russell 2000 indicates. Most of our holdings, like the Russell 2000, dropped in value in 1998. Even companies with superior fundamental performance like Embrex, which posted almost 50% earnings growth, dropped in value during the year." As part of its long-term effort to enhance share price and liquidity, during 1998 the Company made numerous contacts with brokers and analysts to generate additional investor activity and these efforts are continuing in 1999. Also in 1998, Embrex hired a new internal director of corporate communications and investor relations and engaged a new outside investor relations firm. The Company is optimistic that these initiatives, along with the Company's continued favorable financial performance, will have a positive impact on share price.

        In addition, in October 1998, Embrex's Board authorized a share repurchase program to purchase up to 10 percent of its outstanding shares over an 18 month period. Because of certain trading restrictions, the Company has not been able to date to repurchase as many shares as it would prefer. Nonetheless, the Company has repurchased 40,800 shares as of March 15, 1999 and the repurchase program is ongoing. The shareholder proposal includes a possible tender offer by the Company which would involve greater expense of implementation and presumably a larger number of shares of the Company than the 10 percent the Board has authorized under the repurchase program. The Board believes that it is in the best interests of the shareholders at this time to maintain the flexibility and cost-effectiveness of the existing share repurchase program rather than to bear the expense of engaging an investment bank and pursuing an issuer tender offer. As discussed in more detail below, the Board also believes that at this time it is inappropriate to use additional funds for a more extensive repurchase program or issuer tender offer so that those funds can be used to support the Company's business plan.

        The Board believes that the Company's money and efforts are best spent on operating and growing the Company's business and profitability, rather than on hiring an investment bank. In this regard, Embrex has and is continuing to undertake initiatives to enhance shareholder value, many of which are described in the Annual Report that accompanies this Proxy Statement. For example, the Company continues its global marketing strategy to reach that three-quarters of the world's poultry production capacity that it does not already serve. During 1998, revenues attributable to international operations increased 33% from 15% in 1997 to 20% of total revenues in 1998. In addition, the development of biological products to deliver through the INOVOJECT(R) system continued with the registration of Bursaplex(R) in six countries outside the United States and nine countries where regulatory submissions are pending; the registration of Bursamune(TM) in the United Kingdom and seven countries in the European Union where regulatory submissions are pending; further proof of principal for the development of additional VNF(R) - based vaccines for Newcastle and Infectious Bronchitis diseases, and the proof of principal for the delivery of a live coccidial vaccine IN OVO.

        PAI has stated that "cash is piling up in Embrex's bank account." The Company's cash on hand actually declined $1.4 million from $8.6 to $7.2 million between year end 1997 and 1998. While past performance may not be any indication of the future, the Board believes that the investment of internally generated funds from operations and cash on hand in global expansion and new product development will improve the Company's share value and market capitalization better than the course suggested by PAI.

        Shareholders should know that the vote on the proposal is non-binding. However, regardless of the outcome of the vote on the proposal, the Board has and will continue to consider all reasonable opportunities to increase shareholder value. The Board is keenly aware of its duties as directors and continues to act in what it considers to be the best interest of shareholders. The Board believes that the Company's current business strategy offers a comprehensive plan to enhance long-term shareholder value and is the best course for Embrex to follow at this time. Therefore, for all of the reasoning described above, the Board of Directors does not believe that hiring an investment bank at this time would be in the best interests of the Company and its shareholders and the Board urges shareholders to reject the proposal.


THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "AGAINST" THIS SHAREHOLDER PROPOSAL.

PROXIES WILL BE VOTED "AGAINST" THE PROPOSAL UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

                                ADDITIONAL MATTER

        The Company has been advised that a shareholder intends to present a proposal at the Annual Meeting to amend the Company's Bylaws to allow the call of special shareholders' meetings by shareholders who together own 10% or more of the Company's shares. The Bylaw provision submitted by the shareholder is attached as Exhibit A to this Proxy Statement. The Company's Bylaws, North Carolina laws and federal securities laws govern whether a particular shareholder proposal is proper for consideration at the Annual Meeting. If this proposal is properly brought before the Annual Meeting, the Board of Directors recommends that the shareholders vote "Against" this proposal. Also, if this proposal is properly brought before the Annual Meeting, the accompanying proxy card will confer discretionary authority to vote on this proposal and the proxyholders named in the proxy card intend to exercise their discretion to vote "Against" this proposal.

        Under North Carolina law and the Company's Bylaws, if this proposal is properly brought before the Annual Meeting, approval of the proposed amendment requires the affirmative vote, either in person or by proxy, of at least a majority of all shares of the Company's Common Stock voted at the Annual Meeting. An abstention, withholding of authority to vote, or broker non-vote, therefore, will not have the same legal effect as an "against" vote and will not be counted in determining whether the proposal has received the required shareholder vote.

        Further information regarding the name, address, and stockholdings of the sponsor of this shareholder proposal will be furnished upon receipt of a request made to the Secretary of the Company.

        Whether or not you have previously signed a proxy card sent by or on behalf of Micro Cap Partners or Palo Alto Investors or any related party, your Board of Directors urges you to support the Board by signing, dating and mailing the enclosed proxy card. You will revoke any earlier dated proxy card solicited by or on behalf of Micro Cap Partners or Palo Alto Investors which you have signed. Do not sign or return any proxy card sent to you by or on behalf of Micro Cap Partners or Palo Alto Investors or any related party.

                                  MISCELLANEOUS

        Upon written request made by any shareholder to Don T. Seaquist, Vice President Finance and Administration and Corporate Secretary, Embrex, Inc., Post Office Box 13989, Research Triangle Park, North Carolina 27709, a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1998, including the financial statements, will be provided without charge.


                       SUBMISSION OF SHAREHOLDER PROPOSALS
                             FOR 2000 ANNUAL MEETING

        Any proposals which shareholders intend to present for a vote of shareholders at the annual meeting of shareholders for the year 2000 and which such shareholders wish to have included in the Company's proxy statement and form of proxy relating to that meeting must be sent to the Company's principal executive offices, marked to the attention of the Secretary of the Company, and received by the Company at such offices on or before December [__], 1999. Proposals received after December [__], 1999 will not be considered for inclusion in the Company's proxy materials for its 2000 Annual Meeting.

        In addition, if a shareholder intends to present a matter for a vote at the annual meeting of shareholders for the year 2000, other than by submitting a proposal for inclusion in the Company's proxy statement for that meeting, the shareholder must give timely notice in accordance with the Company's Bylaws. To be timely, a shareholder's notice must be received by the Company not more than 90 days and not less than 50 days before the meeting. The Company's Bylaws provide that an annual meeting may be held in any month; the 1999 annual meeting will be held on May 20, 1999, and it is anticipated that the annual meeting for the year 2000 will be held on a similar schedule.

        Any shareholder proposal or notice described above must be in writing and sent to the Company by registered mail, return receipt requested, to the Company's executive offices at Post Office Box 13989, Research Triangle Park, North Carolina 27709, Attention: Corporate Secretary. Any such proposal or notice also will be subject to the requirements contained in the Company's Bylaws relating to shareholder proposals and any applicable requirements of the Securities Exchange Act of 1934.

By Order of the Board of Directors




Don T. Seaquist
Secretary
April [__], 1999

                                    EXHIBIT A

                  PROPOSED AMENDMENT TO ARTICLE III, SECTION 4
                         OF THE BYLAWS OF EMBREX, INC.

        Amend Article III, Section 4 of the By-laws of Embrex, Inc. by adding to the end thereof the following paragraph:

        In addition, and notwithstanding any other provision of these by-laws to the contrary, the following provisions shall govern special meetings of shareholders of the Corporation. A special meeting of the shareholders of the Corporation shall be called by the Secretary upon the written request of shareholders who together own ten percent (10%) or more of the outstanding shares of voting stock of the Corporation. The written request shall state the purpose and date of the meeting. The notice of the special meeting shall be mailed by the Secretary within 30 days following the Corporation's receipt of such request. If the Secretary fails to call the special meeting and mail the notice as required by the preceding sentence, a person designated by the shareholders requesting the meeting shall have the power and authority to call the special meeting and mail such notice. A special meeting called at the request of shareholders shall be presided over by a person designated by the shareholders calling the meeting. The record date for determining shareholders entitled to request a special meeting is the date the first shareholder signs the request. The record date for the special meeting shall be the record date set forth in the request, so long as such date complies with North Carolina law. Special meetings of shareholders shall be held at the location set forth in the request. For purposes of this Section 4, "shareholder" includes a beneficial owner whose shares are held in voting trust or by a nominee and whose beneficial ownership is certified to the Corporation by that voting trust or nominee. Without the approval of the shareholders, the board of directors may not further amend or repeal this Section 4 of the By-laws governing special meetings or adopt any new by-law provision that is inconsistent with or would render ineffective the provisions of this Section 4 pertaining to special meetings of shareholders.

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                               PRELIMINARY COPIES
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    PROXY                                                              PROXY


                                  EMBREX, INC.
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 20, 1999
                       SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned hereby constitutes and appoints Randall L. Marcuson and Don T. Seaquist and each of them as attorney and proxy of the undersigned, each with full power of substitution, to represent the undersigned and to vote all of the shares of Common Stock in Embrex, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the North Carolina Biotechnology Center, 15 Alexander Drive, Research Triangle Park, North Carolina, on Thursday, May 20, 1999, at 9:00 a.m., local time, and any adjournments of the meeting.

        WHEN PROPERLY EXECUTED AND RETURNED, THIS PROXY AND THE SHARES REPRESENTED HEREBY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY AND SUCH SHARES WILL BE VOTED FOR PROPOSALS 1 AND 2 SET FORTH BELOW AND DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT, AND AGAINST PROPOSAL 3 SET FORTH BELOW AND DESCRIBED IN THE PROXY STATEMENT. THE UNDERSIGNED FURTHER GIVES THE ABOVE-NAMED ATTORNEYS AND PROXIES THE DISCRETIONARY AUTHORITY TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENTS OF THE MEETING. THIS PROXY MAY BE REVOKED PRIOR TO ITS EXERCISE.

        THE PROXY STATEMENT DESCRIBES A PROPOSAL TO AMEND THE COMPANY'S BYLAWS TO ALLOW THE CALL OF SPECIAL SHAREHOLDERS' MEETINGS BY SHAREHOLDERS HOLDING 10% OR MORE OF THE COMPANY'S SHARES. IF THIS PROPOSAL IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING, THE ABOVE-NAMED ATTORNEYS AND PROXIES INTEND TO EXERCISE THEIR DISCRETION TO VOTE THE SHARES REPRESENTED HEREBY AGAINST SUCH PROPOSAL.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2 LISTED BELOW.

1.      Election of Board of Directors:

        ___ FOR all nominees listed below (except as marked to the contrary below).

        ___ WITHHOLD AUTHORITY to vote for all nominees listed below.

        Charles E. Austin; C. Daniel Blackshear; Lester M. Crawford, DVM, Ph.D.; Peter J. Holzer; Randall L. Marcuson; Kenneth N. May, Ph.D.; Arthur M. Pappas.

        INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:


2. Ratify the action of the Board of Directors in appointing Ernst & Young LLP as independent accountants for the Company for the fiscal year ending December 31, 1999:

        ___ FOR              ___  AGAINST                 ___ ABSTAIN


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    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3 LISTED BELOW.

3. Approval of the shareholder proposal to retain a nationally-recognized investment banking firm for the purposes described in the accompanying Proxy Statement:

        ___ FOR              ___  AGAINST                 ___ ABSTAIN

        The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement for such meeting, and the Annual Report to Shareholders for 1998.





        Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign.


                       Date ________________________, 1999
                             (Be sure to date proxy)

                            ____________________________________
                            Signature and title, if applicable

                            ____________________________________
                            Signature if held jointly

                           When signing as attorney, executor, administrator,
trustee or guardian, please give full title as such. If a corporation, please sign the full corporate name by the President or other authorized officer. If a partnership or other non-corporate entity, please sign in the entity's name by an authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

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